UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2010 (June 10, 2010)

MARTIN MIDSTREAM PARTNERS L.P.
 (Exact name of registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Stone Road Kilgore, TX	75662
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (903) 983-6200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 10, 2010, Martin Midstream Partners L.P. (the “Partnership”) provided formal written notice to The Nasdaq Stock Market LLC (“Nasdaq”) that John P. Gaylord, a member of the Board of Directors and the Audit Committee of Martin Midstream GP LLC, the general partner of the Partnership, resigned from his position on the Board of Directors and Audit Committee. As a result, the Audit Committee currently consists of two independent members and the Partnership is no longer in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires the Audit Committee of the Partnership’s general partner to consist of a minimum of three independent members.

In accordance with Nasdaq Listing Rule 5605(c)(4)(B), the Partnership has a cure period of one year from Mr. Gaylord’s resignation to regain compliance with Nasdaq audit committee composition requirements. The Partnership intends to fill the vacancy on the Audit Committee as expeditiously as possible.

On June 15, 2010, the Partnership received notice from Nasdaq advising that, as a result of Mr. Gaylord’s resignation from the Audit Committee of the Partnership’s general partner, the Partnership was not in compliance with Nasdaq Listing Rule 5605(c)(2)(A) and confirming the Partnership must regain compliance with the audit committee composition requirements by May 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

By: Martin Midstream GP LLC,
Its General Partner

Date: June 15, 2010

By: /s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and
Chief Financial Officer